Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

Ondas Holdings Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common stock, par value $0.0001 per share	(1)	457(r)	60,790,274	$16.45	$1,000,000,007.30	0.0001381	$138,100.01
Fees to be Paid	Equity	Pre-funded warrants to purchase Common Stock	(2)	457(r)	41,790,274		0.00	0.0001381	0.00
Fees to be Paid	Equity	Common warrants to purchase Common Stock	(3)	457(r)	121,580,548		0.00	0.0001381	0.00
Fees to be Paid	Equity	Common Stock issuable upon exercise of the common warrants	(4)	457(r)	121,580,548	$28.00	$3,404,255,344.00	0.0001381	$470,127.67

Total Offering Amounts:							$4,404,255,351.30		608,227.68
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$608,227.68

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Offering Note(s)

(1)	The registration fee is calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended (the "Securities Act"). Includes 41,790,274 shares of the registrant's common stock that are issuable upon the exercise of the pre-funded warrants referenced below.
(2)	The registration fee is calculated in accordance with Rule 457(r) under the Securities Act. Represents the sum of the pre-funded warrants sales price of $16.45 (with a nominal exercise price of $0.0001 per share remaining unpaid as of the issuance date) per pre-funded warrant issuable upon exercise of the pre-funded warrants. Pursuant to Rule 457(g), the entire fee is allocated to the common stock underlying the pre-funded warrants.
(3)	The registration fee is calculated in accordance with Rule 457(r) under the Securities Act. Pursuant to Rule 457(g), the entire fee is allocated to the common stock underlying the common warrants.
(4)	The registration fee is calculated in accordance with Rule 457(r) under the Securities Act. Represents shares of common stock issuable upon the exercise of the common warrants. Each common warrant will entitle the warrant holder to purchase one share of common stock at a price of $28.00 per share.